Filed under Rule 433

File No. 333-216355

Final Term Sheet

September 20, 2018

Issuer:	CMS Energy Corporation
Security:	5.875% Junior Subordinated Notes due 2078 (the “Notes”)
Aggregate Principal Amount Offered:	$250,000,000 (excluding the underwriters’ option to purchase up to $37,500,000 of additional aggregate principal amount of Notes to cover over-allotments, if any)
Maturity Date:	October 15, 2078
Coupon:	5.875%
Interest Payment Dates:	January 15, April 15, July 15 and October 15, subject to deferral
First Interest Payment Date:	January 15, 2019
Public Offering Price:	$25.00 per Note
Par Call:	At any time, in whole or in part, on or after October 15, 2023, at 100% plus accrued and unpaid interest to, but not including, the redemption date
Tax Event Call:	At any time prior to October 15, 2023, in whole but not in part, at 100% plus accrued and unpaid interest to, but not including, the redemption date
Rating Agency Call:	At any time prior to October 15, 2023, in whole but not in part, at 102% plus accrued and unpaid interest to, but not including, the redemption date
Trade Date:	September 20, 2018
Settlement Date:	September 26, 2018 (T+4)
Expected Listing:	NYSE
Expected Ratings:	Baa2 / BBB- / BB+ (Moody’s / S&P / Fitch)
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time
Joint Book-Running Lead Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co. LLC
Wells Fargo Securities, LLC
Joint Lead Managers:	Citigroup Global Markets Inc.
RBC Capital Markets, LLC
Co-Managers:	Deutsche Bank Securities Inc.
Samuel A. Ramirez & Company, Inc.
CUSIP / ISIN:	125896 852 / US1258968528

CMS Energy Corporation has filed a registration statement (including a prospectus, as supplemented) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates.  Before you invest, you should read the prospectus (as supplemented) in that registration statement and other documents CMS Energy

Corporation has filed with the SEC for more complete information about CMS Energy Corporation and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, CMS Energy Corporation, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at (800)-294-1322, Morgan Stanley & Co. LLC toll-free at (866) 718-1649 and Wells Fargo Securities, LLC toll-free at (800) 645-3751.

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